Exhibit 99.1

ENTERPRISE ANNOUNCES PROMOTIONS

Houston, Texas (September 3, 2019) -- Enterprise Products Partners L.P. (NYSE: EPD) (“Enterprise”) today announced the following promotions and new officers, effective immediately:

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Graham W. Bacon was elected Executive Vice President and Chief Operating Officer.  Mr. Bacon has been with the company for 28 years, during which time he has provided valuable technical expertise and leadership that have been instrumental in the growth of Enterprise’s midstream network.  An officer in the U.S. Navy Reserve, he also oversees the company’s successful environmental, health and safety programs.  Mr. Bacon holds a bachelor’s degree in Chemical Engineering from Texas A&M University, as well as an MBA from Oklahoma City University.

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Brent B. Secrest has been elected Executive Vice President and Chief Commercial Officer.  In his 16 years with Enterprise, Mr. Secrest has held various leadership positions and most recently served as Senior Vice President, Commercial.  He has played a key role in generating business for assets across the partnership’s integrated value chain.  Mr. Secrest holds a bachelor’s degree in Finance from Middle Tennessee State University.

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Robert E. “Bob” Moss has been promoted to Senior Vice President, Houston Region Operations. Mr. Moss, who joined the company in 1993, has led Enterprise’s Houston Region operations, including its Mont Belvieu complex, for the past 11 years.  He earned a bachelor’s degree in Chemical Engineering from Texas A&M University.

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Michael C. “Tug” Hanley has been elected Senior Vice President, Pipelines and Terminals.  Since joining Enterprise in 2006, Mr. Hanley has held numerous positions of increasing responsibility within the Distribution and Commercial functions, serving most recently as Vice President, Pipelines & Terminals.  He earned a bachelor’s degree in Finance from the University of Montana.

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Kevin M. Ramsey has been promoted to Senior Vice President, Capital Projects.  In that role, Mr. Ramsey leads a team that manages approximately $6 billion of growth capital projects currently under construction to expand Enterprise’s asset base.  He joined the company in 2007 and holds a bachelor’s degree in Mechanical Engineering from New Mexico State University.

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Natalie K. Gayden has been named Senior Vice President, Natural Gas.  Ms. Gayden, who most recently served as Vice President, Distribution Services, joined Enterprise in 2008. During that time, she has held positions of increasing responsibility in various engineering and distribution roles.  She earned a bachelor’s degree in Chemical Engineering from Louisiana State University.

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Carrie L. Weaver has been promoted to Vice President, Eastern Region Pipelines.  She joined Enterprise in 2013 and served most recently as Director, West Texas.  Ms. Weaver has a bachelor’s degree in Chemical Engineering/Chemistry from Virginia Polytechnic Institute and State University.

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Yvette M. Longonje has been promoted to Vice President, Distribution Services.  Ms. Longonje has been with Enterprise since 2014, serving most recently as Senior Director, Eastern Region Pipelines.  She holds a bachelor’s degree in Chemical Engineering from Howard University.

“I am pleased to recognize these individuals for their contributions to the success of the partnership and look forward to their continued leadership in driving Enterprise’s future growth and building value for our investors,” said A.J. “Jim” Teague, chief executive officer of Enterprise’s general partner.  “We have one of the deepest benches of talented, dedicated and creative employees in the energy industry, which has been key to our success and establishing Enterprise as a midstream leader.”
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil  gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets currently include approximately 50,000 miles of pipelines; 260 million barrels of storage capacity for NGLs, crude oil, petrochemicals and refined products; and 14 billion cubic feet of natural gas storage capacity.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts: Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745
                 Rick Rainey, Media Relations (713) 381-3635

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